Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Maplebear Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share, Maplebear Inc. 2013 Equity Incentive Plan	457(h)	133,632(3)	$30.00	$4,008,960.00	0.0001102	$441.79

Equity	Common Stock, par value $0.0001 per share, Maplebear Inc. 2018 Equity Incentive Plan	457(h)	220,447(4)	$30.00	$6,613,410.00	0.0001102	$728.80

Total Offering Amounts					$10,622,370.00		$1,170.59

Total Fee Offsets							—

Net Fee Due							$1,170.59

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under the stock options or restricted stock units (“RSUs”) set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of common stock.

(2)

Estimated in accordance with Rule 457(h) promulgated under the Securities Act solely for the purpose of calculating the registration fee on the basis of the initial public offering price of $30.00 per share of common stock pursuant to the Registrant’s Registration Statement on Form S-1 (File No. 333-274213), declared effective on September 18, 2023.

(3)	Consists of shares of common stock issued or issuable pursuant to the exercise of stock options granted under the Registrant’s 2013 Equity Incentive Plan.

(4)

Consists of 6,153 shares of common stock issued pursuant to the exercise of stock options and 214,294 shares of common stock issued pursuant to the settlement of outstanding RSUs granted under the Registrant’s 2018 Equity Incentive Plan.